UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  10/31/2012

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC.
(Exact name of registrant as specified in its charter)

Commission File Number:  0-49629

DE	33-0933072
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

25242 Arctic Ocean Drive, Lake Forest, California 92630
(Address of principal executive offices, including zip code)

949-930-3400
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.    Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On October 31, 2012, Quantum Fuel Systems Technologies Worldwide, Inc. (the "Company") received approval from The NASDAQ Stock Market ("NASDAQ") to transfer its stock listing from The NASDAQ Global Market to The NASDAQ Capital Market, effective with the opening of the market on November 2, 2012. The Company's common stock will continue to trade under the symbol "QTWW."

As previously disclosed on May 5, 2012, the Company is not in compliance with NASDAQ'S $1.00 minimum bid price requirement ("Bid Price Requirement").   In accordance with NASDAQ's rules, the Company was initially afforded 180 days, or until October 29, 2012, to regain compliance with the Bid Price Requirement. In connection with the transfer to The NASDAQ Capital Market, the Company was afforded an additional 180 days, or until April 29, 2013, to regain compliance with the Bid Price Requirement. If the Company is unable to regain compliance by April 29, 2013, the Company's common stock may be delisted, subject to the Company's right to appeal the delisting determination at that time.

The Company intends to monitor the closing bid price of its common stock, and will consider available options if its common stock does not trade at a price likely to result in the Company regaining compliance with the Bid Price Requirement.

Item 8.01.    Other Events

On November 1, 2012, the Company issued a press release announcing the transfer of its common stock to The NASDAQ Capital Market. The full text of the press release is attached hereto as Exhibit 99.1.

Item 9.01.    Financial Statements and Exhibits

(d) Exhibits

99.1 Press Release dated November 1, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC.

Date: November 01, 2012	By:	/s/ Kenneth R. Lombardo
Kenneth R. Lombardo
Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description
EX-99.1	Press Release dated November 1, 2012